Exhibit 10.13

ARYX THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 23, 2002, by and between Pascal Druzgala (“Executive”) and ARYX THERAPEUTICS, INC. (the “Company”), a Delaware corporation.

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services;

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.             EMPLOYMENT BY THE COMPANY.

1.1          Title and Responsibilities. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Vice President – Research and Chief Scientific Officer (“CSO”), and hereby accepts such employment effective July 23, 2002 (the “Effective Date”). During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.

1.2          Executive Position. Executive will serve in an executive capacity and shall perform the duties of the CSO as required by the Board of Directors of the Company (the “Board”). The Executive shall report directly to the Board.

1.3          Company Employment Policies. The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2.                                      COMPENSATION.

2.1          Salary. Executive shall receive for services to be rendered hereunder a base salary at an annualized rate of $200,000, payable on a monthly basis. Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board (the “Compensation Committee”).

2.2          Annual Target Bonus. Executive shall also be eligible to earn an annual target bonus of up to $50,000 (the “Bonus”). The Bonus, if awarded, shall be subject to applicable payroll withholdings and employment taxes. Payment of any such bonus shall be conditioned on the successful completion of specific business objectives to be mutually determined by you and the Board (including, but not limited to, any additional key management hires and specific business development plans)

2.3          Stock Option. The Board has approved granting to Executive an option to purchase 300,000 shares of the common stock of the Company (the “Option”), effective upon the closing (the “Closing”) of the Company’s Series C Preferred Stock financing. The Options shall vest one-forty-eighth (1/48th) per month of Executive’s service to the Company commencing on the date of the Closing. The Options shall be governed by the terms and conditions of the Company’s stock option plan, and a stock option grant notice and stock option agreement to be issued to you.

2.4          Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation plans which may be in effect from time to time and provided by the Company to its executives.

3.                                      CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

3.1          Agreement.

(a)           Confidential Information. Executive shall be required as a condition of employment to sign and abide by the Company’s Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) (attached hereto as Exhibit A).

(b)           Exclusive Property. Executive agrees that all Company-related business procured by the Executive, and all Company-related business opportunities and plans made known to Executive, while employed by the Company are and shall remain the permanent and exclusive property of the Company.

4.                                      OUTSIDE ACTIVITIES.

4.1          Activities. Except with the prior written consent of the Board, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder. Subject to the limitations of Sections 4.2 and 4.3 of this Agreement and with the prior written consent of the Board, Executive may serve as a director of other corporations and may devote a reasonable amount of his time to other types of business or public activities not expressly mentioned in this paragraph. The Board may rescind its consent to Executive’s service as a director of other corporations or participation in other business or public activities if the Board, in its sole discretion, determines that such activities materially compromise or threaten to materially compromise the Company’s business interests.

4.2          Investments and Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3          Non-Competition. During his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by him to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

5.                                      TERMINATION OF EMPLOYMENT.

5.1          Termination With or Without Cause.

(a)           At-Will Employment. Executive’s relationship with the Company is at-will. The Company shall have the right to terminate Executive’s employment with the Company at any time with or without Cause (as defined below), and with or without notice. Executive may be removed from any position he holds in the manner specified by the Bylaws of the Company and applicable law.

(i)            Definition of Cause. For purposes of this Agreement, “Cause” shall mean that Executive has committed, or there has occurred, one or more of the following:  (a) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the Executive has committed a felony under the laws of the United States or of any state of a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (b) material breach of any agreement entered into between the Executive and the Company that impairs the Company’s interest therein; (c) willful misconduct, or gross neglect by the Executive of Executive’s duties, if such conduct is not cured within seven (7) days of Executive’s receipt of written notice (provided that such conduct can reasonably be cured); (d) an unauthorized use or disclosure of the Company’s confidential information or trade secrets or (e) engagement in any activity that constitutes a material conflict of interest with the Company. Executive’s death or physical or mental disability (as defined below) shall also constitute Cause for termination under this Agreement.

(ii)           Definition of Disability. For purposes of this Agreement, Cause to terminate Executive’s employment based on the Executive’s physical or mental disability shall exist if any illness, disability or other incapacity renders the Executive physically or mentally unable regularly to perform his duties hereunder for a period in excess of sixty (60) consecutive days or more than ninety (90) days in any consecutive twelve (12) month period. The Board shall make a good faith determination of whether Executive is physically or mentally unable to regularly perform his duties, subject to its review and consideration of any physical and/or mental health information provided to it by Executive.

(b)           Termination for Cause. If the Company terminates Executive’s employment at any time for Cause, Executive’s salary shall cease on the date of termination, and Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation, other than payment of accrued salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans. The Option and any other stock awards held by Executive shall cease vesting as of the date of termination, subject to Section 5.1(c) hereof, and shall be exercisable thereafter only pursuant to the terms of the applicable stock option plans and agreements.

(c)           Termination Without Cause. If the Company terminates Executive’s employment at any time without Cause, (i) the Company shall make a lump sum severance payment to Executive in an amount equal to six (6) months of Executive’s then-current base salary, subject to withholdings and deductions, (ii) if you timely elect COBRA health insurance coverage, the Company will reimburse your COBRA premiums for a maximum of either six (6) months following the date your employment terminates or until you secure health insurance coverage from another source, whichever occurs sooner, and (iii) the vesting of the Option shall immediately accelerate with respect to the number of shares that would otherwise vest if the Executive was to remain employed by the Company over the six (6) month period following the date of such termination. Executive shall not be entitled to this severance pay and Option acceleration unless and until the release requirements set forth in Section 8 of this Agreement are satisfied.

5.2          Resignation With or Without Good Reason.

(a)           Executive’s Resignation. Executive may resign from his employment with the Company at any time, with or without notice, and with or without Good Reason (as defined below).

(b)           Executive’s Resignation Without Good Reason. In the event that Executive resigns his employment without Good Reason, Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans. All stock options and any other stock awards held by Executive shall cease vesting as of the date Executive’s resignation, other than for Good Reason, becomes effective and shall be exercisable thereafter only pursuant to the terms of the applicable stock option plans and agreements.

(c)           Executive’s Resignation for Good Reason. Executive may resign his employment for Good Reason (as defined below) so long as Executive tenders his resignation to the Company within thirty (30) days after the occurrence of the event which forms the basis for his resignation for Good Reason. In the event that Executive resigns his employment for Good Reason, (i) the Company shall make a lump sum severance payment to Executive in an amount equal to six (6) months of the Executive’s then current base salary, subject to applicable withholdings and deductions, (ii) if you timely elect COBRA health insurance coverage, the Company will reimburse your COBRA premiums for a maximum of either six (6) months following the date your employment terminates or until you secure health insurance coverage from another source, whichever occurs sooner, and (iii) the vesting of the Option shall immediately accelerate with respect to the number of shares that would otherwise vest if the Executive was to remain employed by the Company over the six (6) month period following the date of such termination. Executive shall not be entitled to any of this severance pay unless and until the release requirements set forth in Section 8 of this Agreement are satisfied.

(d)           Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the commencement of Executive’s employment without Executive’s consent:  (i) any reduction of Executive’s then current annual base salary, except to the extent that the annual base salary of all other officers of the Company is similarly reduced; (ii) any material reduction in Executive’s benefits, except to the extent that such benefits of all other officers of the Company are similarly reduced; (iii) any material diminution of the Executive’s duties, responsibilities, or authority, excluding for this purpose an isolated or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the Executive; (iv) any requirement that the Executive relocate to a work site that would increase the Executive’s one-way commute distance to more than thirty-five (35) miles from the Company’s current headquarters; or (v) any material breach by the Company of its obligations under this Agreement that is not remedied by Company within thirty (30) days of written notice of such breach from Executive.

5.3          Cessation of Severance Benefits. If Executive violates any provision of Sections 3, 7 or 8 of this Agreement, any severance payments or other benefits being provided to Executive will cease immediately, and Executive will not be entitled to any further compensation and benefits from the Company.

6.             CHANGE OF CONTROL.

6.1          Definition. For purposes of this Agreement, Change of Control means the occurrence of any of the following:  (i) a sale, lease, or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger involving the Company in which the Company is the surviving corporation but the shares of common stock of the Company (the “Common Stock”) outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (v) in the event that the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Company’s Board of Directors. (If the election, or nomination for election by the Company’s shareholders, of any new member of the Company’s Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board of Directors shall be considered as a member of the Incumbent Board.)  Notwithstanding the foregoing, for the purposes of this Agreement and with respect to any and all clauses of this Section of this Agreement, an initial public offering of the securities of the Company (an “IPO”) or any transactions or events constituting part of an IPO, or any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof shall not be deemed to constitute or in any way effect a Change of Control.

6.2          Change of Control Termination. In the event Executive’s employment with the Company is involuntarily terminated without Cause by the Company or its successor, or Executive resigns for Good Reason, and such termination or resignation occurs within thirteen (13) months following a Change of Control, Executive shall be entitled to:  (a) the benefits set forth in either 5.1(c) or 5.2(c), as applicable; (b) the vesting of the Standard Option shall be accelerated such that the Standard Option shall become fully vested; and (c) to the extent that Executive was serving as the Chief Executive Officer immediately prior to the Change in Control, the Special Option shall be accelerated such that the Special Option shall become fully vested. Executive’s receipt of the severance payment and accelerated vesting of the Options provided in this Section 6.2 shall be conditioned on Executive’s full compliance with the release requirements set forth in Section 8 of this Agreement.

7.             NONSOLICITATION. In the event Executive’s employment with the Company is terminated by the Company or the Executive, with or without Cause or Good Reason, then for two (2) years immediately following the termination date, Executive shall not, without first obtaining the prior written approval of the Company directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company to terminate his or her employment or contracting relationship in order to become an employee, or independent contractor to or for any person or entity.

8.             RELEASE. As a condition of receiving the severance benefits under this Agreement to which Executive would not otherwise be entitled, Executive shall execute a release in the form attached hereto as Exhibit B (the “Release”). Unless the Release is executed by Executive and delivered to the Company within twenty-one (21) days after the termination of Executive’s employment with the Company, Executive shall not receive any severance benefits (including severance payments and Option acceleration) provided for under this Agreement.

9.             GENERAL PROVISIONS.

9.1          Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

9.2          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

9.3          Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.4          Entire Agreement. This Agreement, including all Exhibits hereto, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof and it supersedes any prior agreement, promise, representation, written or otherwise, between Executive and the Company with regard to this subject matter. It is entered into without reliance on any agreement, or promise, or representation, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

9.5          Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

9.6          Headings and Construction. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

9.7          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

9.8          Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

9.9          Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Santa Clara County, California and conducted by Judicial Arbitration & Mediation Services (“JAMS”), under its then-existing Rules and Procedures. Executive understands and agrees that under this Section 9.9 of the Agreement, Executive is waiving his right to a jury trial and his right to file any administrative agency charge with regard to any such disputes, claims or causes of action, including, but not limited to, all federal and state statutory and common law claims, claims related to Executive’s employment with the Company or to the termination of that employment, claims related to any breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the provisions of this Section 9.9, any and all disputes, claims or causes of action, in law or in equity, arising from or relating to the Confidentiality Agreement will not be subject to mandatory arbitration, but may be resolved in the courts of the State of California as set forth in Section 10 of the Confidentiality Agreement. Nothing in this Section 9.9 of this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

9.10        Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

9.11        Exhibits.

Exhibit A – Proprietary Information and Inventions Agreement

IN WITNESS WHEREOF, the parties have executed this EMPLOYMENT AGREEMENT effective as of the Effective Date above written.

ARYX THERAPEUTICS, INC.

By:	/s/ Peter G. Milner
Peter G. Milner
President and Chief Executive Officer

PASCAL DRUZGALA

/s/ Pascal Druzgala

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

ARYX THERAPEUTICS

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by ARYX THERAPEUTICS (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.             NONDISCLOSURE

1.1          Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2          Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) information relating to products, processes, know-how, designs, drawings, clinical data, test data, formulas, methods, samples, media and/or cell lines, developmental or experimental work, improvements, discoveries, plans for research, new products, manufacturing, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3          Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             ASSIGNMENT OF INVENTIONS.

2.1          Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret,

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patent, copyright, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” For the purpose of this agreement, the term “Field” shall be construed to cover all Inventions relating to the research and development of soft drug technology pursued now or in the future by the Company, including but not limited to the synthesis of soft drugs and soft drug analogs.

2.4          Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5          Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6          Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights. I will assist the Company in every proper

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end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5.             NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.             RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.             LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.             NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.             NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

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10.          GENERAL PROVISIONS.

10.1        Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2        Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3        Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4        Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5        Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6        Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7        Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:  01/01, 2000.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:	3/12/2000

/s/ Pascal Druzgala
(Signature)

PASCAL DRUZGALA
(Printed Name)

ACCEPTED AND AGREED TO:

ARYX THERAPEUTICS

By:

Title:

(Address)

Dated:

4

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.             Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.             Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

	By:	/s/ Pascal Druzgala
(PRINTED NAME OF EMPLOYEE)

	Date:	03/12/2000
WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

A-1

EXHIBIT B

TO:	ARYx Therapeutics

FROM:	P. DRUZGALA

DATE:	03/12/2000

SUBJECT:	Previous Inventions

1.          Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ARYx Therapeutics (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

	☒	No inventions or improvements.

	☐	See below:

☐	Additional sheets attached.

2.        Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐                             Additional sheets attached.

EXHIBIT B

RELEASE AGREEMENT

I understand that my position with ARYX THERAPEUTICS, INC. (the “Company”) terminated effective            ,       (the “Separation Date”). The Company has agreed that if I choose to sign this Release, the Company will pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement (the “Agreement”) entered into as of July 23, 2002, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to:  all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or within the course and scope of my role as a member of the Board of Directors of the Company.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company (“Effective Date”).

Agreed:

PASCAL DRUZGALA	ARYX THERAPEUTICS, INC.

By:
Print Name:
Print Title:

Dated:	Date: